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                                                                       Exhibit A


      Each of Kathleen M. Dolan, Marianne Dolan Weber, Deborah A. Dolan-Sweeney and Paul J. Dolan is currently a trustee (a "Trustee" and together, the "Trustees") for each of the trusts listed below (collectively, the "Family Trusts"), which as of April 25, 2005, beneficially owned in the aggregate, either directly or indirectly through their membership interests in Dolan Family LLC, 8,063,925 shares of Class B Common Stock, par value $.01 per share, of the Issuer (the "Class B Common Stock"). Class B Common Stock is convertible at the option of the holder thereof, share for share, into Class A Common Stock, par value $.01 per share, of the Issuer (the "Class A Common Stock"). Under each trust, a majority of the trustees must act with respect to voting and disposition of the Class B Common Stock, and unanimous consent is not required. As a Trustee of the Family Trusts, each of the Trustees may be deemed to share the power to vote and dispose of all shares held by the Family Trusts and Dolan Family LLC. Under certain rules of the Securities and Exchange Commission, so long as the Trustees retain such powers, they may be deemed to have beneficial ownership thereof for purposes of Schedule 13D reporting. The Trustees expressly disclaim beneficial ownership of such shares and this report shall not be construed as an admission that such persons are the beneficial owners of such securities.

      The following table lists the name of each Family Trust and the name of its beneficiary or description of its beneficiary class.

  Name of Trust                   Beneficiary

  Dolan Descendants Trust         All descendants of Charles F. Dolan living at
                                  any time and from time to time.

  Dolan Progeny Trust             All children of Charles F. Dolan living at
                                  any time and from time to time.

  Dolan Grandchildren Trust       All children and grandchildren of
                                  Charles F. Dolan living at any time
                                  and from time to time.

  Dolan Spouse Trust              All descendants of Charles F. Dolan living at
                                  any time and from time to time and their spouses.


      Pursuant to the provisions of the agreements governing the Family Trusts, the economic interest in the shares of the Issuer owned by each Family Trust is held by such trust's beneficiary class. For each Trust, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee (in each case, Paul J. Dolan) to any one or more of the members of such trust's beneficiary class.

      Each of James L. Dolan, Patrick F. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney (each a "Current Beneficiary") is a co-trustee and beneficiary of, respectively, the DC James Trust (with Paul J. Dolan as co-trustee), the DC Patrick Trust (with Mary S. Dolan as co-trustee), the DC Thomas Trust (with Matthew J. Dolan as co-trustee), the DC Kathleen Trust (with Paul J. Dolan as co-trustee), the DC Marianne Trust (with Matthew J. Dolan as co-trustee) and the DC Deborah Trust (with Mary S. Dolan as co-trustee) (together, the "DC Trusts"), which as of April 25, 2005 beneficially owned in the aggregate 11,493,942 shares of Class B Common Stock. For each of the DC Trusts, distributions of income and principal can be made in the discretion of the non-beneficiary trustee to the Current Beneficiary. The Current Beneficiary has the power during his or her life to appoint all or part of his or her DC Trust to or for the benefit of one or more of his or her descendants.



                                 Page 13 of 17

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      The following table lists each DC Trust's name and the name of its beneficiary.

Name of Trust                                       Beneficiary

DC James Trust                                      James L. Dolan

DC Patrick Trust                                    Patrick F. Dolan

DC Thomas Trust                                     Thomas C. Dolan

DC Kathleen Trust                                   Kathleen M. Dolan

DC Marianne Trust                                   Marianne Dolan Weber

DC Deborah Trust                                    Deborah A. Dolan-Sweeney

      The beneficiary of any DC Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such DC Trust because the non-beneficiary trustee thereof has the sole discretion to distribute or accumulate the income from each DC Trust and the sole discretion to distribute the principal of each DC Trust to the beneficiary of such DC Trust.

      Each of Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne Dolan-Weber, Patrick F. Dolan, Thomas C. Dolan and James L. Dolan is a co-trustee, respectively, of CFD Trust No. 1 (with Paul J. Dolan as co-trustee), CFD Trust No. 2 (with Mary Dolan as co-trustee), CFD Trust No. 3 (with Matthew Dolan as co-trustee), CFD Trust No. 4 (with Mary Dolan as co-trustee), CFD Trust No. 5 (with Matthew J. Dolan as co-trustee), and CFD Trust No. 6 (with Paul J. Dolan as co-trustee) (collectively, the "CFD Children's Trusts"). As of April 25, 2005, the CFD Children's Trusts beneficially owned an aggregate of 10,380,845 shares of Class B Common Stock.

      For each of the CFD Children's Trusts, distributions of income and principal can be made in the Trustee's discretion to the child of Charles F. Dolan and Helen A. Dolan who is the current beneficiary of the respective CFD Children's Trust (the "Current CFD Beneficiary"). The Current CFD Beneficiary has a power during his or her life to appoint all or part of the relevant CFD Children's Trust to or for the benefit of one or more of the Current CFD Beneficiary's descendants. Upon the death of the Current CFD Beneficiary, the relevant CFD Children's Trust, if not previously terminated, will pass as appointed by the Current CFD Beneficiary to or for the benefit of one or more of the Current CFD Beneficiary's descendants. Any unappointed portion of such Trust will pass, in further trust, per stirpes to the Current CFD Beneficiary's then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.

      The following table lists the CFD Children's Trusts and the name of its beneficiary or description of the beneficiary class with respect to each such trust.

Name of Trust                                     Beneficiary

CFD Trust No. 1                                   Kathleen M. Dolan

CFD Trust No. 2                                   Deborah A. Dolan-Sweeney

CFD Trust No. 3                                   Marianne Dolan Weber

CFD Trust No. 4                                   Patrick F. Dolan

CFD Trust No. 5                                   Thomas C. Dolan

CFD Trust No. 6                                   James L. Dolan



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      Paul J. Dolan is the sole trustee of CFD Trust #10. As of April 25, 2005,
CFD Trust #10 owned 41,171 shares of Class A Common Stock and 409,511 shares of Class B Common Stock. Paul J. Dolan does not have an economic interest in any such shares, but, as the trustee of CFD Trust #10, does have the power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as he retains such powers, he may be deemed to have beneficial ownership thereof for purposes of Schedule 13D reporting.

      Distributions of income and principal of CFD Trust #10 can be made in the trustee's discretion to Marie Atwood, the current beneficiary, who is the sister of Helen A. Dolan. Marie Atwood has a power during her life to appoint all or part of CFD Trust #10 to or for the benefit of one or more of her descendants. Upon the death of Marie Atwood, the trust, if not previously terminated, will pass as appointed by Marie Atwood to or for the benefit of one or more of her descendants. Any unappointed portion of the trust will pass, in further trust, per stirpes to Marie Atwood's then living descendants, or if none, among Marie Atwood's heirs-at-law. Marie Atwood's spouse, if he survives her, has a power during his life and upon his death to appoint all or part of any such continuing trust(s) to or for the benefit of one or more of Marie Atwood's descendants.

      James L. Dolan is the sole trustee of the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan), the Ryan Dolan 1989 Trust and the Marissa Waller 1989 Trust, and Patrick F. Dolan is the sole trustee of the Tara Dolan 1989 Trust (collectively, the "DC Grandchildren Trusts"). As of April 25, 2005, the DC Grandchildren Trusts beneficially owned an aggregate of 242,508 shares of Class B Common Stock. Until the respective beneficiary attains age 21, the income of the relevant DC Grandchildren Trust may be distributed to or for the benefit of such beneficiary as the trustee's discretion determines. Any net income not so distributed is to be accumulated and added to the principal of the relevant DC Grandchildren Trust. From and after the respective beneficiary attaining age 21, all of the net income of the relevant DC Grandchildren Trust is to be distributed to such beneficiary. In addition, during the continuance of relevant DC Grandchildren Trust, the trustee in the trustee's discretion may distribute the principal of the relevant DC Grandchildren Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant DC Grandchildren Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant DC Grandchildren Trust. In default of the exercise of such power of appointment, the relevant DC Grandchildren Trust will be distributed to the respective beneficiary's then-living issue, per stirpes, or if none, to Charles F. Dolan's then-living issue, per stirpes.

      Marissa Waller has attained the age of 21 and has an economic interest in the Issuer's shares held by her respective trust. Beneficiaries of each of the other DC Grandchildren Trusts can be said to have only a contingent economic interest in the securities of the Issuer, because such beneficiaries have not attained the age of 21.

      The following table lists the DC Grandchildren Trusts and the name of its beneficiary or description of the beneficiary class with respect to each such trust.

Name of Trust                            Beneficiary

Charles Dolan 1989 Trust                 Charles P. Dolan and descendants

Ryan Dolan 1989 Trust                    Ryan Dolan and descendants

Marissa Waller 1989 Trust                Marissa Waller and descendants

Tara Dolan 1989 Trust                    Tara Dolan and descendants

      Each of Lawrence J. Dolan and David M. Dolan (each, a "2001 Trustee" and together, the "2001 Trustees") is currently a trustee of the Charles F. Dolan 2001 Family Trust (the "2001 Trust"). As of April 25, 2005, the 2001 Trust owned 137,147 shares of Class A Common Stock and 4,566,049 shares of Class B Common Stock. The property held in the trust is divided into equal portions, each held in separate sub-trust, such that at all times there is one sub-trust in respect of each then living child of Charles F. Dolan. The beneficiary of each sub-trust is the child for whom the sub-trust was set apart, and the descendants of such child (each, a "Beneficiary" and, together, "the Beneficiaries"). As a 2001 Trustee, Lawrence J. Dolan has the shared power to vote and dispose of all shares held by the 2001 Trust. David M. Dolan, as a 2001 Trustee, shares the power to vote and dispose of all shares held by the 2001 Trust. Under certain rules of the Securities and Exchange Commission, so long as Lawrence J. Dolan and David M. Dolan retain such powers, each may be deemed to have beneficial ownership thereof for purposes of Schedule 13D reporting.



                                  Page 15 of 17

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      During the lives of Charles F. Dolan and Helen A. Dolan, distributions of income and principal of any sub-trust can be made in the discretion of Lawrence
J. Dolan and David M. Dolan, as trustees, to any of the Beneficiaries of such sub-trust. Upon the death of the survivor of Charles F. Dolan and Helen A. Dolan, the trustees shall distribute any remaining trust principal to the child for whom such sub-trust was set apart or if such child is not then living, to such child's then living descendants, per stirpes. If there are no such living descendants, then the trustee shall distribute any remaining trust principal to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.

      Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective sub-trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift (i) 30 days following Charles F. Dolan's death,
(ii) on the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) on the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, the Beneficiaries may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2001 Trust. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

      Except to the extent of the right of withdrawal, Beneficiaries of the 2001 Trust have only a contingent economic interest in the securities of the Issuer held by the 2001 Trust because Lawrence J. Dolan and David M. Dolan, as trustees thereof have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2001 Trust to the Beneficiaries.

      Charles F. Dolan is the settlor and sole trustee, and the beneficiary, of the Charles F. Dolan 2004 Grantor Retained Annuity Trust (the "GRAT"), created on August 2, 2004 for a term of two years. On April 25, 2005, the GRAT owned 5,500,000 shares of Class B Common Stock. Pursuant to the terms of the GRAT, annuity payments will be made to Charles F. Dolan (or to his estate, if he is not living) on or about each of August 2, 2005 and August 2, 2006, each in an amount equal to 53.7808% of the initial fair market value of assets contributed to the trust at the creation of the GRAT.

      Upon the expiration of the GRAT term, if Charles F. Dolan is then living any remaining assets in the GRAT will be distributed to the 2001 Trust or, if the 2001 Trust is not then in existence, to Charles F. Dolan's then living descendants, per stirpes. If Charles F. Dolan dies prior to the termination of the GRAT, it is expected that any remaining GRAT assets will be returned to his estate.




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